Sub-Item 77O
Rule 10f-3 Transactions


THE DREYFUS/LAUREL FUNDS, INC. -
BOND MARKET INDEX

	On June 16, 2003, The Dreyfus/Laurel Funds, Inc. -
Bond Market Index (the "Fund") purchased, at slightly below par value, $500,000 in Avon Products, Inc., Corporate - CUSIP # 054303AR3 (the "Bonds").
The Bonds were purchased from JP Morgan Securities ("JP Morgan"), a member of the underwriting syndicate offering the Bonds, from their own account. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction.
  JP Morgan received an underwriting spread of 0.75% per bond. No other member received any economic benefit.
The following is a list of the syndicate's primary members:

Bank of America Securities LLC
Citigroup
JP Morgan
BNP Paribas
Fleet Securities
HSBC Americas Inc.
Santander Central Hispano/United States
Banc One Capital Markets
Banco Bilbao Vizcaya Argentaria
Mellon Financial Markets, LLC
PNC Capital Markets
Scotia Capital Inc.

	Accompanying this statement are materials presented to the Board of Trustees of The Dreyfus/Laurel Funds, Inc., which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on July 24, 2003.